Exhibit 99.1

VISUALMED CLINICAL SOLUTIONS CORP sees faster growth in market for hospital informatics

Shareholders Approve of Name Change

MONTREAL, DECEMBER 14, 2004 - VisualMED Clinical Solutions Corporation (OTC BB VMCS), is pleased to report that its shareholders have recently agreed to change the name of the company following the acquisition on October 13, 2004 of the VisualMED suite of clinical software modules that provide clinical information solutions for hospitals and other healthcare agencies. As a result, the company will now be trading under the symbol VMCS on the OTC BB in the United States.

Gerard Dab, Chairman & CEO, says: "I'm very pleased that shareholders have agreed to change our name to VisualMED Clinical Solutions Corporation, a name that certainly reflects the real nature of our business activity and its growth potential."

For those not familiar with the company, VisualMED Clinical Solutions Corp. now markets and distributes one of the top rated clinical management solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs.

One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the growing death rate from medication errors.

This agenda implies the emergence of a new multi-billion dollar market for Clinical Information Systems like VisualMED's, a market in which the VisualMED system is favourably positioned to play a major role.

Independent Evaluation

The VisualMED technology has been repeatedly evaluated by independent agencies including the Leapfrog Group (www.leapfroggroup.org) and Five Rights Consulting. It has consistently been ranked as one of the more complete and efficacious solutions in its field. It is one of the few commercial applications that is consistently being used on a daily basis by the entire medical and nursing staff of a hospital.

The VisualMED technology was also positively evaluated after an in-depth audit for the benefit of a Canadian governmental agency by Dr. Antoine Geisbuhler, formerly of Vanderbilt University Medical School, Tennessee and holder of the Chair of Medical Informatics, Faculty of Medicine, University of Geneva, Switzerland.

The Market

American and European hospitals are under increasing pressure to address mounting evidence of major increase in hospital deaths due to medical errors and adverse drug reactions (ADE's). The March, 2000 report "To Err is Human" released by the Washington-based Institute of Medicine alerted the public and the authorities to this problem, disclosing that up to 100,000 Americans die each year from adverse drug reactions, half of which it considered preventable. Since then, evaluations of deaths from adverse drug reactions have been as high as 200,000 in the U.S., 85,000 in the U.K., and 23,000 in Canada.

A coalition of some of America's largest employers and healthcare purchasers helped to create the Leapfrog Group, a non-profit organization dedicated to promoting information solutions for hospitals, and to help guide them in the acquisition of such solutions. In particular, Computerized Physician Order Entry (CPOE) systems, with decision support, are deemed to be the core component of an effective clinical information system to replace paper-based records. To date, more than 500 hospitals in America have registered with the Leapfrog Group, pledging to move towards the new standards it has set. As well, government authorities on all levels have begun to legislate mandatory reduction of accidental hospital deaths and adverse drug events.

In Europe, Italy, France and the U.K. have passed laws providing for nationwide, publicly funded Electronic Medical Records. Similar initiatives are underway in Australia, Canada, Sweden and Denmark.

Market Size

There are over 5,500 hospitals in the United States and Canada, and three times as many in Europe, making up most of the potential market for the VisualMED technology. According to the Leapfrog Group, relatively few American sites have experimented with physician-based clinical support order entry, and most of these have been limited to large centers whose mainframe technology is not easily transferable. According to the Healthcare Information and Management Systems Society (HIMSS), less than 10% of hospitals say that they have some form of CPOE or decision support.

Cost of implementation of a Clinical Information System can vary between 2 and 20 million dollars depending on the size of the hospital and the nature of the selected technology. A leading U.S. consulting organization believes that 50% of hospitals in America will be moving to CPOE in the next 4 years.

VisualMED management believes in a more cautious scenario, one that would see between 10 and 15% of hospitals adopting CPOE in this time frame. However this would still represent a multi-billion dollar market opportunity for our industry.

The Product

The VisualMED technology was developed, tested, and has been in continuous use since 1994 at Montreal's Royal Victoria Hospital, one of McGill University's main teaching hospitals. Since 1999, more than US$30,000,000 has been spent to expand functionality and turn the technology into an effective commercial platform.

VisualMED is the Electronic Medical Record. VisualMED obviates the need for redundant, paper-based activities by doctors and nurses. All patient care is prescribed and documented in an electronic media that may include wireless devices with remote access via an Internet portal. The CPOE (computerized physician order entry) module uses an expert system with a knowledge base and an inference engine that validates information provided by the user according to thousands of expert-based algorithms.

The VisualMED Clinical System is a tool through which the healthcare team provides the patient with an improved quality of care. The risk of adverse drug events (ADE's) with their attendant morbidity and mortality, as well as the resulting prolonged length of hospitalization, is greatly reduced. Medication side-effects are reduced, prescriptions, lab tests and radiology exams are not needlessly duplicated, and important clinical information is brought to the attention of the prescriber proactively, so that complications of therapy may be avoided. Availability of charts is immediate, and can be transmitted worldwide via the internet (EMR).

Some Specifics of the VisualMED Solution

Clinical Features of Interest to Physicians:
*	Complete electronic expert order entry with more than 30 levels of decision support.
*	Clinical Information System that contains a CPOE component supplying the complete, internet-accessible Electronic Medical Record.
*	The innovative graphical user interface was designed in a hospital setting by clinicians.
*	Laboratory and imagery results are always available.
*	Laboratory and image test results reporting has built in graphic display.
*	PACS images may be reviewed directly from within the VisualMED DICOM screen.
*	All clinical information is available through the VisualMED screen - no need to access multiple computer applications for information coming from different hospital systems.
*	Enhanced communication with nursing staff.
*	Automatic renal failure dose modifications.
*	Automatic drug - drug interaction notification.
*	Automatic drug - allergy notification.
*	May be used in-hospital or in ambulatory setting.
*	Patient chart may be reviewed remotely (in clinic, doctors' office) through a secure, encrypted Citrix server technical solution.
*	Clinical data saved from all patient encounters are available for subsequent patient encounters.
*	Multiple users access patient information at the same time.

Clinical Features of Interest to Nurses and Pharmacists:

*	All prescriptions are legible.
*	Seamless integration of physician orders with the Medication Administration Record (MAR).
*	Medication Administration Record generates itself automatically.
*	No transcription of any prescriptions to a paper record.
*	No duplicate charting occurs.
*	Nursing data entries feedback immediately on all new physician prescriptions.
*	Clinical signs data entries are all validated for age, sex, weight and height of patient.
*	Bedside data entry available, including wireless vital signs data entry.
*	Automatic calculation of drip rates based on physician prescription.
*	Enhanced communication with physician staff.
*	Physicians enter their own orders.
*	Automatic notification of specimen-obtain times.
*	Automatic notification for administration of all medications and examinations.
*	Multiple users can access patient information at the same time.
*	Prescriptions are automatically transmitted to pharmacy.
*	Tremendous time efficiencies in the area of prescription validation.

Technical Features:

*	A turnkey solution .
*	Mission-critical application with three-tiered client server architecture. Integrates all hospital-data sources through a single, easily accessed user interface to Oracle database.
*	Communicates with any existing hospital laboratory, ADT, pharmacy, radiology or PACS systems through bi-directional HL7 interfaces.
*	Citrix server links ambulatory sites at a distance with central patient repository.
*	Critical application hardware and software configured for 24x7 uptime. Fail-over controllers provide for operational redundancy.
*	Secure fault-tolerant, scaleable architecture.
*	Off-site technical support and performance monitoring.

Diagnoses and procedures:

*	All diagnoses and procedures coded by ICD9-CM and ICD10 nomenclature.
*	Captures primary diagnoses entered by physician.
*	Captures admission procedures entered by hospital staff..
*	Automatically captures all secondary and laboratory diagnoses.

Cost information:

*	All costs displayed to prescriber during order entry activity.
*	Cost-per-case and savings-per-case can be linked to any admitting diagnosis or procedure.
*	System can be configured to suggest equivalent cost-effective alternative medications.
*	Avoids the generation of duplicate or unnecessary laboratory and image test orders.

Audit:

*	All charted activities related to patient care may be audited for the purposes of quality assurance.

Security:

*	Secure biometric logon and electronic signature for all activities.
*	Unique consent module manages patient consent issues in ambulatory environment across multiple clinic and hospital sites.
*	Conforms to U.S. Health Insurance Portability and Accountability Act (HIPPA) requirements for confidentiality of patient record.

Public Health Features:

*	Reduction in the annual incidence of adverse drug effects, with resultant decrease in morbidity and mortality in the population seeking medical treatment.
*	Improved safety in the provision of complex modern therapies to sick patients.
*	Reduction in the medical malpractice risk for healthcare providers.
*	Decrease in the length of stay for hospitalized patients.
*	Improvement in the delivery of health care at all installed sites (allows nurses to spend more time caring for their patients).
*	Improved morale of health care providers at installation site.
*	Improved access to existing health care resources and maximization of use of existing resources (especially in the emergency department).
*	Improved quality of hospital-based as well as ambulatory practice on the basis of the inclusion of best-practice care protocols included in the system.
*	Advance the development of a practical regional patient medical record available at whatever hospital or clinic the patient attends in his or her region.

Components

Available components, with a brief accompanying description, include the following:

*	VisualADMIN - maintenance of system tables and expert content by System or Clinical Administrator
*

VisualNURSE - contains self-generating MAR, order "pickup" screens, specimen notification screens and icons, nursing, IV solution input tally screens, automatic clinical activities scheduling, cosignature and verbal orders capability, nursing documentation

*	Clinical CPOE modules - includes VisualMD (Internal Medicine), VisualPEDIATRICS, VisualER, VisualSURGEON, VisualNEUROLOGY, VisualCCU, VisualICU, VisualOBGYN, VisualDERMATOLOGY.
*	VisualCHART(1) - the complete, electronic patient record for the current hospitalization
*	VisualGUIDE - context-sensitive clinical guide linked to medical terminology and patient laboratory results

*	VisualALERTS - contains system decision support components
*	VisualRESULTS - complete numerical, text, and image test reporting with both tabular and graphic display
*	VisualREPORTS - viewable/printable clinical reports appropriate to the needs of the Service Chief or Nursing Director, used for quality assurance projects
*	VisualINSTRUCTIONS - viewable/printable instruction sheets for patients
*	VisualPHARMACY - access to clinical screens from the pharmacy, with work triage and bi-directional link to inventory system
*	DICOM viewer - for viewing PACS images directly through VisualMED clinical screens

Sales and Marketing Initiatives

Significant clinical results and statistics from the use of VisualMED at Physicians' Hospital in El Paso, TX, are having a positive impact on the pursuit of new market opportunities and local strategic allies especially in Europe. The Company intends to market VisualMED with the support of local information technology consultants and through outsourcing companies.

For the Australian market, we will continue to work closely with our local distributor and allies. Current marketing initiatives there revolve around our participation in a Victoria State Request for Tender for a state-wide Clinical Information System initiative.

In the United States, we intend to start selling our solution on a pay-per-use basis through major outsourcers. We plan to initiate discussions with some of America's leading consulting and implementation service companies.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

About the Company

The VisualMED Clinical Information System (CIS) is a unique software application built to conform to the way doctors and nurses provide and document patient care. The VisualMED CIS is the only solution of its kind to have been wholly designed by practicing medical staff in terms of both workflow and user interface.

State-of-the art design is at the basis of product scalability - the only CIS that can be implemented across a single care unit, hospital, or region. Object-oriented design and table-driven programming allows for cost-effective development that can rapidly respond to advances in medicine and surgery and informatics itself.

VisualMED Clinical Solutions Corp. markets and distributes clinical management solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the growing death rate from medication errors.

Contact:

Gerard Dab, Chairman and CEO
Tel.: 514-274-1115
gdab@visualmedsolutions.com

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.